NEWS RELEASE
Contact:  Steven D. Jennerjohn
          (920)-743-5551
Source:   Baylake Corp.

     BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED
                               DECEMBER 31, 2003

Sturgeon Bay, Wisconsin--(Business Wire)--February 9, 2004

        Baylake Corp. (OTC BB: BYLK), a bank holding company with $974.7 million in assets, reported net income of $8.0 million or $1.06 basic net income per share for the year ended December 31, 2003, as compared to $8.7 million or $1.17 per share for the year ended December 31, 2002. The decrease in net income was primarily due to decreased net interest income and an increase in non-interest expense. These reductions were partially offset by a small increase in non-interest income and a reduction in income tax expense. Diluted net income per share was $1.04 for the year ended December 31, 2003 compared to $1.15 a year earlier. Return on assets (ROA) and return on equity (ROE) decreased for the year ended December 31, 2003, to 0.87% and 11.86%, respectively, from 1.00% and 13.82%, respectively, from the same period one year ago.

        For the year ended December 31, 2003, net interest income decreased $367,000 to $29.0 million when compared to the same period in 2002, due primarily to a decline in net interest margin of 26 basis points for the period offset somewhat by a $43.7 million increase in average interest-earning assets. Net interest margin decreased 26 basis points to 3.61% for the year ended December 31, 2003 when compared to the same period of 2002. The major contributing factor to the decline in net interest income was net interest margin compression due to the asset sensitive position of Baylake Corp's balance sheet. Baylake Corp, like its peer group banks, continues to be challenged by maintaining growth in its net interest income in the current interest rate environment of relatively stable low interest rates, because low rates make it increasingly difficult to reduce rates on liabilities as significantly as the reduction in the rates on assets. The increase in average interest-earning assets was primarily attributable to substantial growth in loan originations during the period.

        Baylake Corp. recorded provisions for loan losses totaling $5.7 million for the years ended December 31, 2003 and 2002. The provision expense for 2003 occurred primarily as a result of additional provisions taken in the third and fourth quarters, relating primarily to a commercial business loan previously disclosed in the fourth quarter of 2002. That loan, with a remaining balance on the books at December 31, 2003 totaling $1.6 million, was restructured at year-end. A $2.6 million charge-off was taken on this loan during the quarter ended December 31, 2003, and management determined to replenish the reserve to reflect their action. Management continues to review this loan credit monthly, in addition to its regular reviews of loans and the allowance.

        Non-interest income was $10.7 million during the year ended December 31, 2003, a decrease of $322,000 when compared to the same period last year. The increase was primarily attributable to increases in: gain on sale of subsidiary's assets totaling $538,000, an increase in gains on sales of loans totaling $485,000, an increase in fees for other customer services totaling $548,000; and an increase in loan servicing fees totaling $423,000. These increases were offset by a decrease in other income totaling $1.8 million and a decrease in securities gains of $509,000. Death benefits recognized of $754,000 and gross revenues of $707,000 from bank subsidiaries in 2002 accounted for much of the difference in other income as compared to 2003 results.

        For the year ended December 31, 2003, non-interest expense increased $642,000 over the same period last year. Personnel and benefit expense increased $616,000 due to additional staffing and normal salary increases as well as significant increases in costs related to employee health care insurance. Occupancy and equipment expense decreased $239,000 as a result of a sale of an operating subsidiary during 2003 resulting in lower depreciation expense and operating costs. Data processing expenses

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increased $47,000, a result of increased customer transaction activity. Expenses on other real estate owned increased $174,000, the result of increased holding costs relative to these properties and losses taken upon sale of various properties during the year ended December 31, 2003.

        Income tax expense decreased $515,000 for the year ended December 31, 2003 when compared to the same period last year, the result of decreased taxable income.

        Baylake Corp. reported net income of $2.0 million for the three months ended December 31, 2003, a decrease of $423,000, or 17.3%, for the same period in the prior year. The decrease in net income resulted from a decrease in non-interest income and an increase in non-interest expense offset partially by an increase in net interest income and a reduction in the provision for loan loss.

        Net interest income for the three months ended December 31, 2003 was $7.7 million compared to $7.0 million for the same period a year earlier. Net interest income increased as a result of an increase in net interest margin of 10 basis points to 3.68% and an increase in average earning assets amounting to $47.1 million.

        Provisions for loan losses of $2.5 million were recorded for the three months ended December 31, 2003 compared with $3.0 million for the same period in 2002. During the quarter ended December 31, 2003, a downgrade of the previously discussed loan credit occurred, accounting for $670,000 in loan loss provision of the $2.5 million expensed for the period.

        Non-interest income for the three months ended December 31, 2003 decreased $1.5 million to $2.2 million primarily due to decreased gains on sales of loans amounting to $381,000, decreased loan servicing fees amounting to $309,000; and decreased other income totaling $1.5 million (death benefits of $754,000 and subsidiary revenues of $184,000 realized in the three months ended December 31, 2002 accounted for much of the difference in other income comparisons). These were offset to a lesser degree by an increase in fees for other services to customers totaling $496,000.

        For the three months ended December 31, 2003, non-interest expense increased $246,000 from the three months ended December 31, 2002 to $5.5 million. Personnel and benefit expense decreased $57,000. Other occupancy and equipment expense decreased $264,000 for reasons as listed earlier. Expenses from the operation of other real estate owned increased $127,000. Other operating expense increased $432,000.

        For the three months ended December 31, 2003, income tax expense decreased $157,000, the result of decreased taxable income.

        Total assets for Baylake Corp. increased 7.7% during the year ended December 31, 2003 to $974.7 million when compared to total assets of $904.7 million at December 31, 2002. Total loans increased 4.5% for the year ended December 31, 2003 to $696.2 million, while deposits during the period increased 5.8% to $783.3 million. Total shareholders' equity increased 6.5% for the year ended December 31, 2003 to $69.6 million as compared with $65.4 million at December 31, 2002.

        The allowance for loan losses increased $749,000 to $12.2 million during the year ended December 31, 2003. During 2003, Baylake Corp. had net loan charge-offs totaling $4.9 million. The ratio of allowance for loan losses to total loans was 1.75% at December 31, 2003, as compared to 1.71% at December 31, 2002. Non-performing loans totaled $16.2 million and $22.1 million at December 31, 2003 and December 31, 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 75.0% and 51.7% at December 31, 2003 and December 31, 2002, respectively.

        Foreclosed assets, net, at December 31, 2003 decreased $619,000 from December 31, 2002 primarily as the result of a sale in early February of a commercial property, which was previously deeded over to the bank.

        Despite the relatively high level of non-performing loans at quarter's end, Baylake Corp. believes the balance of the allowance for loan loss at December 31, 2003 is presently sufficient to absorb loan losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

        Stockholders' equity for the year ended December 31, 2003 improved by $4.2 million. Baylake Corp. anticipates that currently it has resources available to meet its commitments. At December 31, 2003, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $22.4 million was outstanding at December 31, 2003.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 26 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

        This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

        Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003 and Form 10-K for the year ended December 31, 2002, describe some of these factors, including credit, market, operational, liquidity and interest rate risks associated with the company's business and operations. Other factors include the effects of changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition with other institutions which among other things affects the demand for our products and services and our customers' ability to repay loans, fiscal and monetary policies and the possibility of changes in laws affecting financial institutions as well as on customers' businesses.

        Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


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Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at December 31, 2003 and at and for the three and twelve months ended December 31, 2003 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.





                                                                        AT                   AT
                                                                   DECEMBER 31,          DECEMBER 31,
                                                                       2003                 2002
                                                                  ----------------     ----------------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)

SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets.....................................................       $ 974,740           $ 904,656
Investment securities(1).........................................         195,847             151,366
Total loans......................................................         696,155             665,887
Total deposits...................................................         783,293             740,324
Borrowings(2)....................................................          98,451              75,056
Notes payable and subordinated debt..............................              53                 106
Guaranteed preferred beneficial interest in the company's                  16,100              16,100
  junior subordinated debt.......................................
Total shareholders' equity.......................................          69,628              65,400
Non-performing loans, net of discount(3)(4)......................          16,222              22,088
Non-performing assets, net of discount(3)(4).....................          18,493              24,978





                                                                         AS OF AND FOR THE              AS OF AND FOR THE
                                                                           THREE MONTHS                    TWELVE MONTHS
                                                                        ENDED DECEMBER 31,               ENDED DECEMBER 31,
                                                                 ----------------------------       ---------------------------
                                                                    2003              2002             2003             2002
                                                                 ----------        ----------       ----------       ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income .....................................      $   11,712        $   12,395       $   47,425       $   51,564

Total interest expense ....................................           4,020             5,395           18,416           22,188
                                                                 ----------        ----------       ----------       ----------
Net interest income .......................................           7,692             7,000           29,009           29,376
Provision for loan losses .................................           2,513             3,000            5,650            5,700
                                                                 ----------        ----------       ----------       ----------
Net interest income after provision for loan losses .......           5,179             4,000           23,359           23,676
Total non-interest income .................................           2,247             3,767           10,690           10,753
Total non-interest expense ................................           5,540             5,301           24,032           23,131
                                                                 ----------        ----------       ----------       ----------
Income before income tax ..................................           1,886             2,466           10,017           11,298
Income tax provision ......................................            (137)               20            2,060            2,575
                                                                 ----------        ----------       ----------       ----------
Net income ................................................      $    2,023        $    2,446       $    7,957       $    8,723
                                                                 ==========        ==========       ==========       ==========

PER SHARE DATA:(5)
Net income per share (basic) ..............................      $     0.27        $     0.33       $     1.06       $     1.17
Net income per share (diluted) ............................            0.26              0.32             1.04             1.15
Cash dividends per common share ...........................            0.14              0.13             0.53             0.49
Book value per share ......................................            9.16              8.74             9.16             8.74

PERFORMANCE RATIOS:(6)
Return on average total assets ............................            0.86%             1.09%            0.87%            1.00%
Return on average total shareholders' equity ..............           11.92             15.01            11.86            13.82
Net interest margin(7) ....................................            3.68              3.58             3.61             3.87
Net interest spread(7) ....................................            3.44              3.32             3.35             3.61
Non-interest income to average assets .....................            0.95              1.67             1.17             1.23
Non-interest expense to average assets ....................            2.34              2.35             2.63             2.65
Net overhead ratio(8) .....................................            1.39              0.68             1.46             1.42
Efficiency ratio ..........................................           55.74             49.23            60.54            57.64
Average loan-to-average deposit ratio .....................           89.87             89.47            90.64            91.80
Average interest-earning assets to average
  interest-bearing liabilities.............................          112.67            110.03           111.54           109.55

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans .......................            2.33%             3.32%            2.33%            3.32%
Allowance for loan losses to:
     Total loans ..........................................            1.75              1.71             1.75             1.71
     Non-performing loans .................................           74.95             51.66            74.95            51.66
Net charge-offs to average loans ..........................            1.74              0.55             0.72             0.36
Non-performing assets to total assets .....................            1.90              2.76             1.90             2.76





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


CAPITAL RATIOS:(6)(9)
Shareholders' equity to assets ........        7.14%        7.23%        7.14%        7.23%
Tier 1 risk-based capital .............        9.53         9.74         9.53         9.74
Total risk-based capital ..............       10.78        10.99        10.78        10.99
Leverage ratio ........................        8.38         8.24         8.38         8.24

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest ............        1.47x        1.46x        1.54x        1.51x
Excluding deposit interest ............        3.05         3.39         3.62         3.33

OTHER DATA AT END OF PERIOD:
Number of banking facilities ..........          26           26           26           26
Number of full-time equivalent
  employees............................         302          293          302          293
---------------------------------------



(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the twelve months ended December 31, 2003 was primarily due to the sale of bank's operating subsidiary (deeded previously to the bank in early 2002) in early February 2003. In addition, non-accrual loans decreased in the fourth quarter of 2003 primarily due to a previously mentioned loan charge-off in the amount of $2.6 million.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)      The capital ratios are presented on a consolidated basis

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.